 YIELDQUEST FUNDS TRUST

YIELDQUEST ADVISORS, LLC

CODE OF ETHICS

Adopted June 27, 2005

STATEMENT OF PRINCIPLES

            In order to ensure compliance with the requirements of Section 17(j) of the Investment Company Act of 1940 (“1940 Act”) and Rule 17j-1 thereunder, and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), YieldQuest Funds Trust (the “Trust”), for itself an on behalf of its initial series, YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund, and YieldQuest Tax-Exempt Bond Fund (collectively, the “Funds”), has adopted this Code of Ethics to govern personal securities investment activities of the officers and trustees of the Trust, as well as persons affiliated with the YieldQuest Advisors, LLC, the investment adviser to the Funds (“Advisor”).  This Code shall also serve as the Code of Ethics for the Advisor for purposes of the 1940 Act and the Advisers Act.  Although this Code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.

            The Interests Of Shareholders Must Always Be Paramount

            Access Persons (defined below) have a legal and fiduciary duty to place the interests of Fund shareholders first.  In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of Fund shareholders.

            Access Persons May Not Take Inappropriate Advantage Of Their Relationship To Our Shareholders

            Access Persons should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Advisor or the Trust) that might compromise, or call into question, the exercise of their fully independent judgement in the interests of Fund shareholders.

            All Personal Securities Transactions Should Avoid Any Actual, Potential or Apparent Conflicts Of Interest

            Although all personal securities transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Access Persons owe a fiduciary duty to Fund shareholders, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

            Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code.  Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual’s fiduciary duties to clients.

II.         DEFINITIONS

     “Access Person” means:  (1)    any officer or Trustee of the Funds; or (2) any Advisory Person (defined below).   A list of current Access Persons is attached hereto as Appendix A.

            “Advisory Code” means a code of ethics adopted by the Advisor pursuant to Section IX hereof.

            “Advisory Personnel” (or individually, an “Advisory Person”) means: (1) any employee of the Trust or the Advisor (or any company in a contractual relationship with the Trust or Advisor) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund; (2) any officer, general partner or director of the Advisor; and (3) any natural person in a control relationship to the Advisor (or any company in a contractual relationship with the Trust or Advisor) who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund or other non-public information regarding portfolio holdings of a Fund.  Any provisions of this Code that apply directly to Advisory Personnel equally apply to accounts in the names of other persons in which Advisory Personnel have Beneficial Ownership.

            “Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities.  Beneficial Ownership includes, but is not limited to, ownership of Securities held by members of the family.  For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

            “Board”  means the Board of Trustees of the Trust.

            “Chief Compliance Officer” means the Chief Compliance Officer of the Trust as may be appointed by the Board from time to time.

            “Control” means the power to exercise a controlling influence over the management or policies of the Trust or the Advisor, unless such power is solely the result of an official position with the Trust.  Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of any Fund shall be presumed to control such Fund.  Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the 1940 Act.

            “Fund” means each series of the Trust.

            “Portfolio Managers” means those Advisory Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund.  Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund Portfolio Manager equally apply to transactions in accounts in the names of other persons in which the Fund Portfolio Manager has Beneficial Ownership.

            “Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of Access Persons, or for accounts in which the Access Persons have Beneficial Ownership.

            “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

            The term “Security” shall not include the following securities: (i) shares of registered open-end investment companies, other than the Funds; (ii) direct obligations of the United States government; (iii) high quality short term debt instruments, including repurchase agreements; (iv) bankers’ acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by a Trust’s Board (collectively, the “Excluded Securities”).

            “Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security.  A Security shall be deemed “being considered for Purchase or Sale” by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.  A Security shall not be deemed to be one which is “being considered for Purchase or Sale” by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

III.       PROHIBITED PURCHASES AND SALES OF SECURITIES

            In a Personal Securities Transaction, Portfolio Managers may not:

            •           Purchase or Sell a Security within three calendar days before, or on the same day as, the execution of a trade in the same Security or an equivalent Security by a Fund (unless the Personal Securities Transaction is combined (“blocked”) with the Fund’s transaction).

            Access Persons may not:

            •           In any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of a Fund;

            •           Serve on the board of directors of a publicly traded company without prior authorization from the Board based upon a determination that such service would be consistent with the interests of the Trust and its shareholders.  Advisory Personnel that serve on such boards of directors are prohibited from participating in any investment decisions made by a Fund involving Securities of a company on whose board they serve;

            •           Execute a Personal Securities Transaction without the prior written authorization of the Chief Compliance Officer;

            •           Execute a Personal Securities Transaction on a day during which a Fund has a pending “buy” or “sell” order in that Security or an equivalent Security, until the Fund’s order is executed or withdrawn (unless the Personal Securities Transaction is combined (“blocked”) with the Fund’s transaction).  In the case of “good until canceled” orders placed by a Fund, this provision applies only if the market price is within 2 points or 10% of the “good until canceled” price; or

            •           Execute a Personal Securities Transaction in a Security or an equivalent Security that is being considered for Purchase or Sale by a Fund (unless the Personal Securities Transaction is combined (“blocked”) with the Fund’s transaction).

In a Personal Securities Transaction, Access Persons may not:

•           Acquire any Security in an initial public offering or in a private placement without prior written authorization of the acquisition by the Chief Compliance Officer.  Any decision by a Fund to invest in or sell such Securities must be approved solely by the Advisory Person with no investment in the issuer.

IV.       EXEMPTED TRANSACTIONS

            The provisions described above under the heading Prohibited Purchases and Sales of Securities and the pre-clearance procedures under the heading Pre-clearance of Personal Securities Transactions do not apply to:

            •           Purchases or Sales of Excluded Securities;

            •           Purchases or Sales of Securities involving less than 2,000 shares of any Security included in the Standard & Poor’s 500 Index;

            •           Purchases or Sales of Securities involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares for the past ten trading days;

            •           Purchases or Sales of options contracts on a broad-based market index;

            •           Purchases or Sales of Securities effected in any account in which the applicable Advisory Person has no Beneficial Ownership;

            •           Purchases or Sales of Securities which are non-volitional on the part of either an Access Person or a Fund (for example, the receipt of stock dividends);

            •           Purchases of Securities made as part of automatic dividend reinvestment plans;

            •           Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

            •           Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

provided, however, that this section shall not exempt acquisitions of any Security in an initial public offering or in a private placement from the requirement that prior written authorization be obtained from the Chief Compliance Officer.

V.         PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

            All Access Persons wishing to engage in a Personal Securities Transaction must obtain prior written authorization of any such Personal Securities Transaction from the Chief Compliance Officer or his or her authorized designee.  Personal Securities Transactions by the Chief Compliance Officer shall require prior written authorization of the President of the Trust, or the President’s designate, who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer.  The Advisor shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

            Any authorization so provided is effective until the close of business on the second trading day after the authorization is granted.  In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained.  If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner.  Authorization for “good until canceled” orders are effective until the order conflicts with a Fund order.  If a person is authorized to acquire a security in a private placement or initial public offering, the Chief Compliance Officer must maintain a record of the decision and the reasons supporting the decision.

            If a person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by the Fund, such person shall cancel the trade.

            Notification of Fund Trading Activity

            In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designates, shall notify the Chief Compliance Officers of daily purchases and sales and of Securities being considered for Purchase or Sale by the Fund (other than anticipated transactions in Excluded Securities).  In the alternative, the Chief Compliance Officer must consult with the respective Portfolio Manager prior to authorizing a Personal Securities Transaction.

VI.       TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

            The following reporting requirements do not apply to any Trustee of the Trust who is not an “interested person” of the Trust within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Trustee (“Disinterested Trustee”).  If, however, a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a Trustee, should have known, that during the fifteen (15) day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Trustee, such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund or the Advisor, the Disinterested Trustee shall make the quarterly disclosures described below to the Board, but only with respect to the applicable Personal Security Transactions.

            A.         Disclosure Of Personal Brokerage Accounts and Securities Holdings

                        Within ten (10) days of the commencement of employment with the Advisor or the Trust, all Access Persons shall submit to the Chief Compliance Officer a report containing the following information (which report must be current as of a date that is no more than 45 days prior to the date the person becomes the Advisory Person and/or Trust Person): a) the names of the broker dealer or bank with whom the account is maintained, and the account numbers of all of their personal brokerage accounts, the brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership when such Person became an employee; b) a list of all personal Securities holdings as of such date (including, for each, the title, the ticker symbol and/or CUSIP number, number of shares and principal amount); c) certification that they have read and understand this Code; and d) the date the report was submitted; and (e) the date the report is submitted.

            B.         Annual Reporting Requirements

                        At the beginning of the first quarter of each calendar year, all Access Persons shall submit to the Chief Compliance Officer:  a) the names of the broker dealer or bank with whom the account is maintained, and the account numbers of all of their personal brokerage accounts, the brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of a date no more than forty-five (45) days before the report was submitted; b) a list of all personal holdings of Securities and the Funds as of a date no more than 30 days before the report was submitted; c) certification that they have read and understand this Code and whether they have complied with its requirements throughout the prior fiscal year; and d) the date the report was submitted. A form of Annual Portfolio Holdings Report is attached hereto as Schedule B.

            C.         Quarterly Reporting Requirements

                        All Access Persons shall report to the Chief Compliance Officer the following information with respect to transactions in any Security or Fund in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security or Fund:

                        •           The date of the transaction, the title, the applicable ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security and each Fund involved;

                        •           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        •           The price at which the transaction was effected;

                        •           The name of the broker, dealer or bank with or through whom the transaction was effected; and

                        •           The date the report is submitted.

                        Access Persons shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.

                        Note:  Access Persons need not submit a report if such person has previously provided copies of trade confirmations, custodial reports (i.e., account statements) or similar documentation to the Chief Compliance Officer.

                        Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.  The report required under this Section VI may be made on the form attached hereto as Schedule   .  Access Persons need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).  In addition, Access Persons need not make a separate report to the extent the information included in the report would duplicate information required to be recorded under Rule 204-2 of the Advisers Act.

VII.      REVIEW, ENFORCEMENT AND PENALTIES

            The Chief Compliance Officer shall identify all Access Persons, provide a copy of this Code to each such person and inform them of their reporting obligations, and maintain a record of all current and former Access Persons.  Access Persons shall be required to review and be familiar with the provisions of this Code and, to evidence such review, each person shall be required to acknowledge in writing receipt of this Code, and any amendments thereto, on the form attached hereto as Schedule D

            A.         Review.  The Chief Compliance Officer shall review the transaction information supplied by Access Persons and by their affiliates.  Such review may include:

                                    (a)        comparing each report with completed and contemplated portfolio transactions of all clients;

                                    (b)        comparing the securities included in any report against the list of restricted Securities;

                                    (c)        assessing whether the person submitting the report is trading for his or her own account in the same Securities as client transactions and, if so, whether the clients are receiving terms as favorable as those taken by such person;

                                    (d)        reviewing trades to determine whether the trading may indicate any abuses, including, market timing against an issuer restrictions, trading on insider information, etc.;

                                    (e)        investigating any substantial disparities between the quality of performance in the Advisory Person’s portfolio against that achieved by the Advisory Person for clients; and

                                    (f)        if applicable, investigating any substantial disparities between the percentage of trades that are profitable when an Advisory Person trades for his or her own portfolio against the percentage that is profitable when the Advisory Person places trades for clients.

            B.         Employee Reporting.  Each person subject to this Code who has knowledge of any violation of this Code by any other person shall promptly report such violation to the Chief Compliance Officer, who shall investigate any such report to determine if a violation of this Code has in fact occurred.  The Compliance Officer shall take sufficient steps to ensure that a reporting person is not penalized and that no retaliatory action is taken against such person in response to or as a result of a report by such person of a violation of this Code by a third person.  Any retaliatory action taken against any person that reports a violation shall be deemed a violation of this Code that is sanctionable pursuant to the provisions of this Code.

            C.         Reports to the Board.  The Chief Compliance Officer, at the direction of the Board, is responsible for investigating any suspected violation of the Code.  When the Compliance Officer suspects or receives a report that a violation of this Code may have occurred, the Chief Compliance Officer shall review the facts and determine whether a violation has occurred, taking into account all the exemptions provided under this Code.  Before making any determination that a violation has been committed by an individual, the Chief Compliance Officer shall give suspected violator an opportunity to supply additional information regarding the transaction in question. Upon determining that a violation of the Code has in fact occurred, the Chief Compliance Officer shall promptly report such violation(s) to the Board.

            D.         Penalties.   The Board is responsible for imposing any sanctions it deems necessary.

            (i)         If the Board determines that an Access Person has committed a violation of the Code, the Board may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator.  The Board also may require the Access Person to reverse the trade(s) in question and forfeit to the applicable Fund(s) any profit or absorb any loss derived therefrom.

            (ii)        No Person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.  If a Securities transaction of the Chief Compliance Officer is under consideration, a Trustee designated by the Board shall act in all respects in the manner prescribed herein for the Compliance Officer.

VIII.     DUTIES AND POWERS OF THE BOARD OF TRUSTEES

            At each regular meeting of the Board, the Chief Compliance Officer shall submit to the Board a summary of the Personal Securities Transactions received for the previous quarter and/year, as the case may be.  The summary shall describes any issues arising under the Code since the last report to the Board by the Chief Compliance Officer, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result.  Such summary shall be reviewed by the Board in order to determine whether any violation of this Code or any section of the 1940 Act or the regulations promulgated thereunder has occurred.

            At least annually, the Advisor and the principal underwriter of the Funds must furnish to the Board a written report that:

                        1.         Summarizes existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

                        2.         Describes any issues arising under the relevant Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result;

3.         Identifies any recommended changes in existing restrictions or procedures based upon the experience under the relevant Code of Ethics, evolving industry practices or developments in applicable laws and regulations; and

4.         Certifies that the Fund and/or the principal underwriter, as the case may be, has adopted  procedures reasonably necessary to prevent Access Persons from violating the Code.

            The Board of the Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

            The above actions of the Board may be in addition to any action taken by the applicable Advisor against the person or persons involved.

     From time to time, the Board may amend this Code or adopt such interpretations of this Code as they deem appropriate.  The Board must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Persons subject to this Code from engaging in any conduct prohibited by this Code.

 IX.      ALTERNATE CODE OF ETHICS

            A.           Advisory Personnel shall be bound by the requirements of this Code; except that the Advisor may:

                        1.           Submit to the Board a copy of a Code(s) of Ethics adopted by the Advisor pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, along with a letter of certification that it has adopted procedures reasonably necessary to prevent Advisory Personnel from violating the Advisory Code(s); the Board shall review any the Advisory Code(s) to determine if it is satisfactory;

                        2.           Promptly report to the Trust in writing any material amendments to the Advisory Code(s); and

                        3.         Provide to the Board, at least annually, the report required above.

            B.           In addition to submitting a report that is satisfactory to the Board, the Advisor shall:

                        1.           Promptly furnish the Board upon request at any time and from time to time copies of any reports made pursuant to the Advisory Code(s) by any person who is the Advisory Person; and

                        2.           Immediately furnish to the Trust, without request, all material information regarding any violation of the Advisory Code(s) by any person who is the Advisor Person.

            C.         The Board is required to approve the code of any new investment adviser, subadviser or principal underwriter to the Funds (the “Distributor”) before initially retaining the services of such service provider.  The Board must approve a material change to the code of ethics of a service provider no later than six months after adoption of the material change. Before approving any service provider’s code of ethics, or any amendment to the same, the Board must receive a certification from the service provider that it has adopted procedures reasonably necessary to prevent its Persons from violating the relevant code of ethics.

                        The Board of the Trust, including a majority of trustees who are not interested persons, has approved this Code and shall approve the Advisory Code, if any, as well as the Code of Ethics of the Distributor of the Funds (the “Distributor’s Code”).  The Board also must approve any material changes to the Advisory Code and/or Distributor’s Code. The Board must base its approval of any material changes to any Advisory Code and/or Distributor’s Code on a determination that the Advisory Code and/or Distributor’s Code, as the case may be, contains provisions reasonably necessary to prevent all Persons subject to it from engaging in any conduct prohibited by this Code.

X.         RECORDS

            A.           The Trust and the Advisor shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

                        1.           A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

                        2.           A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

                        3.           A copy of each report or duplicate account statements filed pursuant to this Code by any Person subject to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

                        4.           A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

                        5.         A copy of each annual report to the Board required in Section VIII above.

                        6.         A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Person of initial public offerings or limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

            .           Confidentiality

                        All reports of Securities transactions and any other information filed with a Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

Schedule A

List of Access Persons

Jay K. Chitnis

David Summers

Schedule B

Annual Disclosure of Securities Holdings

This report shall set forth the security name or description and security class of each security holding in which you have any direct or indirect beneficial ownership in the Security; provided, however, that such Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund.  In lieu of listing each security position below, you may instead attach copies of your bank or broker’s statements for Securities accounts, sign and date this form and return it together with your statements to the Fund.

Security Name	Ticker Symbol and/or CUSIP	Type of Security (Stock, Bond, etc.)	Number of Shares or Principal Amount	Broker/Dealer	Account Number

    In lieu of listing, I have attached copies of ALL my most recent bank or broker(s)’ statements for my Securities accounts.

_________________________    ________________________          ______________

Print Name                                    Signature                                          Date

Return to:

Personal Securities Transactions Report                                         For Quarter Ended _____________________________

This report of personal securities transactions pursuant to the requirements of Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 and Rule 204-2(a)(13) of the Advisers Act must be completed and submitted to the Compliance Officer not later than 30 days after the end of each calendar quarter.

Trade Date	Buy, Sell, Other	Security Name and Type (include interest rate and maturity date if applicable)	Quantity	Price	Total Principal Amount	Broker/Dealer	Pre-Cleared (Date or N/A)

           I have not purchased or sold any shares of the _________________ [Name of Fund(s)] during the above-referenced quarter; and

           I had no personal securities transactions during the quarter being reported here that were required to be reported on this Schedule C.

The reporting of any of the above transaction shall not be construed as an admission that I have any direct or indirect ownership in the security to which the report relates.

_________________________________          _________________________________________                  __________________

(Print Name)                                                       (Signature)                                                                                       (Date Submitted)

Schedule C

ACKNOWLEDGEMENT

                                The undersigned, an Access Person hereby acknowledges:

                        1.         That s/he has received a copy of the Code of Ethics adopted by the Trust pursuant to Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act of 1940.

                        2.         That s/he has reviewed the Code of Ethics and has had the opportunity to ask questions about it.

                        3.         That s/he has read and understands the Code of Ethics.

                        IN WITNESS WHEREOF, the undersigned has executed this as of this ___ day of __________________________, ______.

                                                            Signature:

                                                            Print Name:

                                                            Trust Affiliation: